PHOTOWORKS, INC.

                               AMENDMENT NO. 3 TO

                     1999 STOCK INCENTIVE COMPENSATION PLAN

    WHEREAS, the Board of Directors of PhotoWorks, Inc. (the "Corporation") has approved certain changes to the Corporation's 1999 Stock Incentive Compensation Plan (the "Plan"), as amended, to increase the number of shares of Common Stock available for issuance under the Plan;

    THEREFORE, Section 4.1 of the Plan is hereby amended to read in its entirety as follows:

         Subject to adjustment from time to time as provided in Section 14.1, a maximum of 2,300,000 shares of Common Stock shall be available for issuance under the Plan. Shares issued under the Plan shall be drawn from authorized and unissued shares.

    IN WITNESS WHEREOF, this Amendment No. 3 has been executed as of the 3rd day of February, 2004.
                                        PHOTOWORKS, INC.



                                      By: /s/ L. Cashmore Bond
                                         Name: Loran Cashmore Bond
                                         Title: Vice President